EXHIBIT 99.1

Thursday, October 26, 2023

Contact:	Jason Long, CFO and Secretary
(804) 843-2360

C&F Financial Corporation

Announces Net Income for Third Quarter and First Nine Months

Toano, Va., October 26, 2023—C&F Financial Corporation (the Corporation) (NASDAQ: CFFI), the one-bank holding company for C&F Bank, today reported consolidated net income of $5.8 million for the third quarter of 2023, which represents a decrease of $768,000, or 11.7 percent, as compared to the third quarter of 2022. The Corporation reported consolidated net income of $18.7 million for the first nine months of 2023, which represents a decrease of $405,000, or 2.1 percent, as compared to the first nine months of 2022. The following table presents selected financial performance highlights for the periods indicated:

	For The Quarter Ended		For The Nine Months Ended
Consolidated Financial Highlights (unaudited)	9/30/2023	9/30/2022	9/30/2023	9/30/2022
Consolidated net income (000's)	$5,777	$6,545	$18,658	$19,063

Earnings per share - basic and diluted	$1.71	$1.85	$5.41	$5.34

Annualized return on average equity	11.28%	13.20%	12.22%	12.63%
Annualized return on average tangible common equity[1]	13.19%	15.35%	14.18%	14.67%
Annualized return on average assets	0.96%	1.12%	1.04%	1.10%

________________________

1For more information about this non-GAAP financial measure, which is not calculated in accordance with generally accepted accounting principles (GAAP), please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

Tom Cherry, President and Chief Executive Officer of C&F Financial Corporation, commented, “We are pleased with our solid earnings for the third quarter, along with sustained loan growth at the community banking segment. While higher interest rates continue to hinder originations at the mortgage banking segment and increase borrowing costs at the consumer finance segment, earnings at the community banking segment continue to grow, demonstrating the value of our diversified business strategy. Asset quality remains strong, although we are monitoring economic conditions and their impact on our borrowers’ financial positions.”

Key highlights for the third quarter and first nine months of 2023 are as follows.

●	Community banking segment loans grew $86.1 million, or 9.9 percent annualized, and $151.2 million, or 13.8 percent, compared to December 31, 2022 and September 30, 2022, respectively;
●	Consumer finance segment loans decreased $3.4 million, or 1.0 percent annualized, and increased $5.5 million, or 1.2 percent, compared to December 31, 2022 and September 30, 2022, respectively;
●	Deposits increased $24.6 million, or 1.6 percent annualized, and $8.7 million, or less than 1 percent, compared to December 31, 2022 and September 30, 2022, respectively;
●	The community banking segment recorded provision for credit losses of $500,000 for the third quarter of 2023 and recorded no provision for credit losses for the third quarter of 2022. For the first nine months of 2023, the community banking segment recorded provision for credit losses of $1.6 million and recorded net reversals of provision for credit losses of $700,000 for the first nine months of 2022;
●	The consumer finance segment recorded provision for credit losses of $1.6 million and $1.2 million for the third quarters of 2023 and 2022, respectively and recorded provision for credit losses of $4.3 million and $2.1 million for the first nine months of 2023 and 2022, respectively;

●	Consolidated annualized net interest margin was 4.29 percent for the third quarter of 2023 compared to 4.37 percent for the third quarter of 2022, and unchanged from 4.29 percent in the second quarter of 2023;
●	The consumer finance segment experienced net charge-offs at an annualized rate of 1.75 percent of average total loans for the first nine months of 2023, compared to net charge-offs at an annualized rate of 0.19 percent of average total loans for the first nine months of 2022; and
●	Mortgage banking segment loan originations decreased $25.4 million, or 16.4 percent, and $54.6 million, or 29.6 percent, for the third quarter of 2023 compared to the second quarter of 2023 and third quarter of 2022, respectively.

Community Banking Segment.  The community banking segment reported net income of $5.7 million and $17.7 million for the third quarter and first nine months of 2023, respectively, compared to $5.4 million and $13.8 million, respectively for the same periods in 2022, resulting in an increase of $264,000 and $3.9 million, respectively, due primarily to:

●	higher interest income resulting from the effects of rising interest rates on asset yields, including on variable rate loans to the consumer finance segment, and higher average balances of loans;

partially offset by:

●	higher interest expense due primarily to higher rates on deposits and higher borrowing balances;
●	provision for credit losses of $500,000 and $1.6 million for the third quarter and first nine months of 2023, respectively, compared to no provision for credit losses and a net reversal of provision for credit losses of $700,000 for the third quarter and first nine months of 2022, respectively;
●	higher salaries and employee benefits expense, which have generally increased in line with employment market conditions; and
●	higher Federal Deposit Insurance Corporation (FDIC) assessment expenses, due primarily to statutory increases applicable to all insured depository institutions.

Average loans increased $141.8 million, or 13.1 percent, for the third quarter of 2023 and increased $144.7 million, or 13.7 percent, for the first nine months of 2023, compared to the same periods in 2022, primarily from growth in the commercial real estate and residential mortgage segments of the loan portfolio. Average deposits decreased $9.0 million, or less than one percent, for the third quarter of 2023 and increased $6.8 million, or less than one percent, for the first nine months of 2023, compared to the same periods in 2022.  Although average deposits have remained relatively flat compared to prior periods, there has been a shift in the mix with noninterest-bearing, money market and savings accounts decreasing while time deposits are increasing. Average deposits increased $16.8 million, or less than one percent, for the third quarter of 2023 compared to the second quarter of 2023.

Average loan yields and average costs of interest-bearing deposits were higher for the third quarter and first nine months of 2023 compared to the same periods of 2022, due primarily to the effects of rising interest rates as market interest rates rose in 2022 and the first nine months of 2023. While the community banking segment expects loan yields to continue to rise, costs of deposits are expected to increase faster as time deposits reprice and therefore net interest margin is anticipated to decline in the fourth quarter of 2023.

The community banking segment’s nonaccrual loans were $465,000 at September 30, 2023 compared to $115,000 at December 31, 2022.  The community banking segment recorded provision for credit losses of $500,000 and $1.6 million for the third quarter and first nine months of 2023, respectively, compared to no provision for credit losses and a net reversal of provision for credit losses of $700,000, respectively, for the same periods in 2022. The increases are due primarily to growth in the loan portfolio, an increase in unfunded commitments, and the resolution of certain impaired loans in 2022, which resulted in the reversal of specific reserves with no losses being realized. At September 30, 2023, the allowance for credit losses increased to $15.9 million, compared to $14.5 million at December 31, 2022, due primarily to growth in the loan portfolio and the adoption of the Current Expected Credit Loss (CECL) model, which resulted in an implementation adjustment on January 1, 2023 of $85,000. Management believes that the level of the allowance for credit losses is adequate to reflect the net amount expected to be collected.

Mortgage Banking Segment.  The mortgage banking segment reported net loss of $5,000 and net income of $568,000 for the third quarter and first nine months of 2023, respectively, compared to net income of $24,000 and $1.7 million, respectively, for the same periods in 2022, resulting in a decrease of $29,000 and $1.1 million, respectively, due primarily to:

●	lower volume of mortgage loan originations; and
●	lower reversal of provision for indemnifications for the first nine months of 2023 compared to the same period in 2022;

partially offset by:

●	lower expenses tied to mortgage loan origination volume such as salaries and employee benefits, loan processing, and data processing; and
●	reversal of provision for indemnifications for the third quarter of 2023 compared to provision for indemnification expense in the third quarter of 2022.

The rapid rise in mortgage interest rates during 2022 and 2023, combined with higher home prices and lower levels of inventory, has led to a substantial decline in mortgage loan originations for the mortgage industry during 2023 as compared to 2022.  Mortgage loan originations for the mortgage banking segment were $129.7 million and $400.6 million for the third quarter and first nine months of 2023, respectively, compared to $184.3 million and $585.3 million, respectively, for the same periods in 2022.  Mortgage loan originations during the third quarter of 2023 for refinancings and home purchases were $11.9 million and $117.8 million, respectively, compared to $18.3 million and $166.0 million, respectively, during the third quarter of 2022. Mortgage loan originations during the first nine months of 2023 for refinancings and home purchases were $40.2 million and $360.4 million, respectively, compared to $92.1 million and $493.2 million, respectively, during the first nine months of 2022.  Mortgage loan originations in the third quarter of 2023 decreased $25.4 million compared to the second quarter of 2023 due to industry seasonality trends and the current mortgage interest rate environment.

During the third quarter and first nine months of 2023, the mortgage banking segment recorded a reversal of provision for indemnification losses of $200,000 and $435,000, respectively, compared to a provision for indemnification losses of $11,000 and a reversal of provision for indemnification losses of $858,000, respectively, in the same periods of 2022.  The release of indemnification reserves in 2022 and 2023 was due primarily to improvement in the mortgage banking segment’s assessment of borrower payment performance and other factors affecting expected losses on mortgage loans sold in the secondary market. Management believes that the indemnification reserve is sufficient to absorb losses related to loans that have been sold in the secondary market.

Consumer Finance Segment.  The consumer finance segment reported net income of $682,000 and $2.3 million for the third quarter and first nine months of 2023, respectively, compared to net income of $1.8 million and $6.0 million, respectively, for the same periods in 2022, resulting in a decrease of $1.1 million and $3.7 million, respectively, due primarily to:

●	higher interest expense due primarily to increased costs on variable rate borrowings from the community banking segment as market interest rates have increased; and
●	higher provision for credit losses as a result of increased net charge-offs and loan growth;

partially offset by:

●	higher interest income resulting from higher average balances of interest-earning assets and the effects of rising market interest rates.

Average loans increased $19.4 million, or 4.3 percent, for the third quarter of 2023 and increased $57.1 million, or 13.7 percent, for the first nine months of 2023, compared to the same periods in 2022.  The consumer finance segment experienced net charge-offs at an annualized rate of 1.75 percent of average total loans for the first nine months of 2023, compared to annualized net charge-offs of 0.19 percent for the first nine months of 2022, due primarily to an increase in the number of delinquent loans following a period of historically low delinquencies during the COVID-19 pandemic, a decline in wholesale values of used automobiles from a peak during the COVID-19 pandemic and challenges in repossessing automobiles due to a decline in the number of repossession agencies, which results in a fully charged-off loan when an automobile cannot be repossessed.  At September 30, 2023, total delinquent loans as a percentage of total loans was 3.30 percent, compared to 2.78 percent at December 31, 2022 and 2.31 percent at September 30, 2022. Although delinquent loans are increasing compared to prior periods, 2022 was lower due to the effects of government stimulus measures in response to the pandemic that benefitted borrowers. The allowance for credit losses was $24.4 million at September 30, 2023, compared to $26.0 million at December 31, 2022. The allowance for credit losses as a percentage of total loans decreased to 5.18 percent at September 30, 2023 from 5.47 percent and 5.64 percent at December 31, 2022 and September 30, 2022, respectively, primarily as a result of growth in loans with stronger credit quality while balances of loans with lower credit quality declined, partially offset by the adoption of CECL, which resulted in an implementation adjustment on January 1, 2023 of $406,000.  Management believes that the level of the allowance for credit losses is adequate to reflect the net amount expected to be collected. If loan performance deteriorates resulting in continued elevated delinquencies or net charge-offs, the provision for credit losses may increase in future periods.

Liquidity. The objective of the Corporation’s liquidity management is to ensure the continuous availability of funds to satisfy the credit needs of our customers and the demands of our depositors, creditors and investors. Uninsured deposits represent an estimate of amounts above the FDIC insurance coverage limit of $250,000. As of September 30, 2023, the Corporation’s uninsured deposits, excluding intercompany cash holdings and municipal deposits which are secured with pledged securities, were $409.1 million, or 20.2 percent of total deposits.  The Corporation’s liquid assets, which include cash and due from banks, interest-bearing deposits at other banks and nonpledged securities available for sale, were $340.7 million and borrowing availability was $560.8 million as of September 30, 2023, exceeding uninsured deposits, excluding intercompany cash holdings and secured municipal deposits, by $492.4 million as of September 30, 2023.

In addition to deposits, the Corporation utilizes short-term and long-term borrowings as sources of funds. Short-term borrowings from the Federal Reserve Bank and the FHLB may be used to fund the Corporation’s day-to-day operations. Short-term borrowings also include securities sold under agreements to repurchase.  Borrowings increased to $147.0 million at September 30, 2023 from $92.1 million at December 31, 2022 and $93.2 million at September 30, 2022, due primarily to higher short-term borrowings from the FHLB. Borrowings decreased $28.6 million from $175.6 million at June 30, 2023.

Additional sources of liquidity available to the Corporation include cash flows from operations, loan payments and payoffs, deposit growth, maturities, calls and sales of securities and the issuance of brokered certificates of deposit.

Capital and Dividends.  The Corporation declared a quarterly cash dividend of 44 cents per share during the third quarter of 2023, which was paid on October 1, 2023. This dividend represents a payout ratio of 25.7 percent of earnings per share for the third quarter of 2023.  The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

Total consolidated equity increased $4.1 million at September 30, 2023 compared to December 31, 2022, due primarily to net income, partially offset by share repurchases, higher unrealized losses in the market value of securities available for sale, which are recognized as a component of other comprehensive loss, dividends paid on the Corporation’s common stock, and the Corporation’s adoption of the CECL methodology for estimating credit losses, which resulted in a decrease to opening retained earnings of $1.1 million.  The Corporation’s securities available for sale are fixed income debt securities, and their unrealized loss position is a result of rising market interest rates since they were purchased. The Corporation expects to recover its investments in debt securities through scheduled payments of principal and interest, and unrealized losses are not expected to affect the earnings or regulatory capital of the Corporation or C&F Bank. The accumulated other comprehensive loss related to the Corporation’s securities available for sale increased to $39.5 million at September 30, 2023, compared to $35.2 million at December 31, 2022, as a result of an increase in market interest rates.

As of September 30, 2023, the most recent notification from the FDIC categorized the C&F Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized under regulations applicable at September 30, 2023, C&F Bank was required to maintain minimum total risk-based, Tier 1 risk-based, CET1 risk-based and Tier 1 leverage ratios. In addition to the regulatory risk-based capital requirements, C&F Bank must maintain a capital conservation buffer of additional capital of 2.5 percent of risk-weighted assets as required by the Basel III capital rules.  The Corporation and C&F Bank exceeded these ratios at September 30, 2023. For additional information, see “Capital Ratios” below.  The above mentioned ratios are not impacted by unrealized losses on securities available for sale. In the event that all of these unrealized losses became realized into earnings, the Corporation and C&F Bank would both continue to exceed minimum capital requirements, including the capital conservation buffer, and be considered well capitalized.

In November 2022, the Board of Directors authorized a program, effective December 1, 2022, to repurchase up to $10.0 million of the Corporation’s common stock through December 31, 2023. During the third quarter of 2023, the Corporation repurchased 23,856 shares, or $1.3 million, of its common stock under this share repurchase program.

About C&F Financial Corporation.  The Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $52.00 per share on October 25, 2023.  At September 30, 2023, the book value of the Corporation was $59.11 per share and the tangible book value per share was $51.22.  For more information about the Corporation’s tangible book value per share, which is not calculated in accordance with GAAP, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

C&F Bank operates 31 banking offices and four commercial loan offices located throughout eastern and central Virginia and offers full wealth management services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation and its subsidiary C&F Select LLC provide mortgage loan origination services through offices located in Virginia, Maryland, North Carolina, South Carolina and West Virginia. C&F Finance Company provides automobile, marine and recreational vehicle loans through indirect lending programs offered in Alabama, Colorado, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Minnesota, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia from its headquarters in Henrico, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission (SEC), are available on the Corporation’s website at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to GAAP in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include return on average tangible common equity (ROTCE), tangible book value per share, and the following fully-taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE.

Management believes that the use of these non-GAAP measures provides meaningful information about operating performance by enhancing comparability with other financial periods, other financial institutions, and between different sources of interest income. The non-GAAP measures used by management enhance comparability by excluding the effects of balances of intangible assets, including goodwill, that vary significantly between institutions, and tax benefits that are not consistent across different opportunities for investment. These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements.  This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended. These forward-looking statements are based on the beliefs of the Corporation’s management, as well as assumptions made by, and information currently available to, the Corporation’s management, and reflect management’s current views with respect to certain events that could have an impact on the Corporation’s future financial performance.  These statements, including without limitation statements made in Mr. Cherry’s quote and statements regarding future conditions in the Corporation’s industries and markets, relate to expectations concerning matters that are not historical fact, may express “belief,” “intention,” “expectation,” “potential” and similar expressions, and may use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “may,” “might,” “will,” “intend,” “target,” “should,” “could,” or similar expressions.   These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release may include, without limitation, statements regarding expected future operations and financial performance, expected future recovery of investments in debt securities, future dividend payments, strategic business initiatives and the anticipated effects thereof, changes in interest rates and the effects thereof on net interest income, mortgage loan originations, expectations regarding C&F Bank’s regulatory risk-based capital requirement levels, technology initiatives, our diversified business strategy, asset quality, credit quality, adequacy of allowances for credit losses and the level of future charge-offs, adequacy of the reserve for indemnification losses related to loans sold in the secondary market, the effect of future market and industry trends, the effects of future interest rate fluctuations, cybersecurity risks, and inflation. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, changes in:

●	interest rates, such as volatility in short-term interest rates or yields on U.S. Treasury bonds, increases in interest rates following actions by the Federal Reserve and increases or volatility in mortgage interest rates
●	general business conditions, as well as conditions within the financial markets
●	general economic conditions, including unemployment levels, inflation rates, supply chain disruptions and slowdowns in economic growth, and also including the economic impacts of the COVID-19 pandemic
●	market disruptions including pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, political crises, war and other military conflicts (including the ongoing military conflicts between Russia and Ukraine and in the Middle East) or other major events, or the prospect of these events
●	developments impacting the financial services industry, such as bank failures or concerns involving liquidity
●	attracting, hiring, training, motivating and retaining qualified employees
●	the legislative/regulatory climate, regulatory initiatives with respect to financial institutions, products and services, the Consumer Financial Protection Bureau (the CFPB) and the regulatory and enforcement activities of the CFPB
●	monetary and fiscal policies of the U.S. Government, including policies of the FDIC, U.S. Department of the Treasury and the Board of Governors of the Federal Reserve System (the Federal Reserve Board), and the effect of these policies on interest rates and business in our markets
●	demand for financial services in the Corporation’s market area
●	the value of securities held in the Corporation’s investment portfolios
●	the quality or composition of the loan portfolios and the value of the collateral securing those loans
●	the inventory level, demand and fluctuations in the pricing of used automobiles, including sales prices of repossessed vehicles
●	the level of automobile loan delinquencies or defaults and our ability to repossess automobiles securing delinquent automobile finance installment contracts
●	the level of net charge-offs on loans and the adequacy of our allowance for credit losses
●	the level of indemnification losses related to mortgage loans sold
●	demand for loan products
●	deposit flows
●	the strength of the Corporation’s counterparties
●	the soundness of other financial institutions and any indirect exposure related to the closing of other financial institutions and their impact on the broader market through other customers, suppliers and partners, or that the conditions which resulted in the liquidity concerns experienced by closed financial institutions may also adversely impact, directly or indirectly, other financial institutions and market participants with which the Corporation has commercial or deposit relationships
●	competition from both banks and non-banks, including competition in the non-prime automobile finance markets
●	reliance on third parties for key services
●	the commercial and residential real estate markets
●	the demand for residential mortgages and conditions in the secondary residential mortgage loan markets
●	the Corporation’s technology initiatives and other strategic initiatives
●	the Corporation’s branch expansions and consolidations
●	cyber threats, attacks or events
●	expansion of C&F Bank’s product offerings
●	accounting principles, policies and guidelines, and elections by the Corporation thereunder, including, for example, our adoption of the CECL methodology and the potential volatility in the Corporation’s operating results due to the application of the CECL methodology

These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.  For additional information on risk factors that could affect the forward-looking statements contained herein, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2022, the Corporation’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, and other reports filed with the SEC. The Corporation undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

C&F Financial Corporation

Selected Financial Information

(dollars in thousands, except for per share data)

(unaudited)

Financial Condition	9/30/2023	12/31/2022	9/30/2022
Interest-bearing deposits in other banks	$53,407	$7,051	$82,268
Investment securities - available for sale, at fair value	460,653	512,591	499,564
Loans held for sale, at fair value	25,469	14,259	33,541
Loans, net:
Community Banking segment	1,230,694	1,145,940	1,081,139
Mortgage Banking segment	-	671	5,732
Consumer Finance segment	446,787	448,589	439,451
Total assets	2,421,705	2,332,317	2,339,065
Deposits	2,028,429	2,003,860	2,019,697
Repurchase agreements	28,660	34,481	37,633
Other borrowings	118,388	57,603	55,553
Total equity	200,380	196,233	185,440

	For The		For The
	Quarter Ended		Nine Months Ended
Results of Operations	9/30/2023	9/30/2022	9/30/2023	9/30/2022
Interest income	$31,686	$26,326	$91,729	$72,949
Interest expense	7,224	1,946	17,964	5,462
Provision for credit losses:
Community Banking segment	500	-	1,550	(700)
Mortgage Banking segment	-	-	-	32
Consumer Finance segment	1,550	1,200	4,250	2,070
Noninterest income:
Gains on sales of loans	1,220	1,870	4,930	6,763
Other	4,800	4,259	16,296	11,758
Noninterest expenses:
Salaries and employee benefits	12,921	12,202	40,841	34,700
Other	8,411	8,887	25,383	25,699
Income tax expense	1,323	1,675	4,309	5,144
Net income	5,777	6,545	18,658	19,063

Fully-taxable equivalent (FTE) amounts[1]
Interest income on loans-FTE	28,423	23,200	81,999	65,676
Interest income on securities-FTE	3,134	2,756	9,589	6,655
Total interest income-FTE	31,936	26,477	92,424	73,352
Net interest income-FTE	24,712	24,531	74,460	67,890

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1For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

	For the Quarter Ended
	9/30/2023			9/30/2022
	Average	Income/	Yield/	Average	Income/	Yield/
Yield Analysis	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Securities:
Taxable	$414,036	$2,207	2.13%	$461,327	$2,237	1.94%
Tax-exempt	110,182	927	3.37	77,574	519	2.68
Total securities	524,218	3,134	2.39	538,901	2,756	2.05
Loans:
Community banking segment	1,224,791	15,887	5.15	1,082,947	11,470	4.20
Mortgage banking segment	30,210	517	6.79	44,216	556	4.99
Consumer finance segment	472,811	12,019	10.09	453,401	11,174	9.78
Total loans	1,727,812	28,423	6.53	1,580,564	23,200	5.82
Interest-bearing deposits in other banks	38,507	379	3.90	105,683	521	1.96
Total earning assets	2,290,537	31,936	5.54	2,225,148	26,477	4.72
Allowance for credit losses	(41,014)			(40,976)
Total non-earning assets	151,070			152,284
Total assets	$2,400,593			$2,336,456

Liabilities and Equity
Interest-bearing deposits:
Interest-bearing demand deposits	$341,707	505	0.59	$346,527	267	0.31
Money market deposit accounts	304,309	782	1.02	405,872	258	0.25
Savings accounts	204,042	29	0.06	236,481	32	0.05
Certificates of deposit	571,499	4,316	3.00	387,527	722	0.74
Total interest-bearing deposits	1,421,557	5,632	1.57	1,376,407	1,279	0.37
Borrowings:
Repurchase agreements	29,440	95	1.29	36,913	43	0.47
Other borrowings	122,250	1,497	4.90	55,585	624	4.49
Total borrowings	151,690	1,592	4.20	92,498	667	2.88
Total interest-bearing liabilities	1,573,247	7,224	1.83	1,468,905	1,946	0.53
Noninterest-bearing demand deposits	577,382			631,519
Other liabilities	45,124			37,669
Total liabilities	2,195,753			2,138,093
Equity	204,840			198,363
Total liabilities and equity	$2,400,593			$2,336,456
Net interest income		$24,712			$24,531
Interest rate spread			3.71%			4.19%
Interest expense to average earning assets			1.25%			0.35%
Net interest margin			4.29%			4.37%

	For the Nine Months Ended
	9/30/2023			9/30/2022
	Average	Income/	Yield/	Average	Income/	Yield/
Yield Analysis	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Securities:
Taxable	$441,204	$7,017	2.12%	$399,660	$5,266	1.76%
Tax-exempt	104,549	2,572	3.28	72,641	1,389	2.55
Total securities	545,753	9,589	2.34	472,301	6,655	1.88
Loans:
Community banking segment	1,199,560	45,375	5.06	1,054,842	33,027	4.19
Mortgage banking segment	26,713	1,312	6.57	53,792	1,674	4.16
Consumer finance segment	474,738	35,312	9.94	417,604	30,975	9.92
Total loans	1,701,011	81,999	6.45	1,526,238	65,676	5.75
Interest-bearing deposits in other banks	33,072	836	3.38	191,436	1,021	0.71
Total earning assets	2,279,836	92,424	5.42	2,189,975	73,352	4.48
Allowance for loan losses	(41,192)			(40,685)
Total non-earning assets	150,826			165,930
Total assets	$2,389,470			$2,315,220

Liabilities and Equity
Interest-bearing deposits:
Interest-bearing demand deposits	$359,157	1,578	0.59	$348,992	595	0.23
Money market deposit accounts	323,630	2,121	0.88	390,857	729	0.25
Savings accounts	213,940	91	0.06	230,011	91	0.05
Certificates of deposit	509,424	9,447	2.48	396,079	2,070	0.70
Total interest-bearing deposits	1,406,151	13,237	1.26	1,365,939	3,485	0.34
Borrowings:
Repurchase agreements	32,048	273	1.14	35,403	121	0.46
Other borrowings	122,984	4,454	4.83	55,646	1,856	4.45
Total borrowings	155,032	4,727	4.07	91,049	1,977	2.90
Total interest-bearing liabilities	1,561,183	17,964	1.54	1,456,988	5,462	0.50
Noninterest-bearing demand deposits	582,573			616,032
Other liabilities	42,108			41,019
Total liabilities	2,185,864			2,114,039
Equity	203,606			201,181
Total liabilities and equity	$2,389,470			$2,315,220
Net interest income		$74,460			$67,890
Interest rate spread			3.88%			3.98%
Interest expense to average earning assets			1.05%			0.33%
Net interest margin			4.37%			4.15%

	9/30/2023
Funding Sources	Capacity	Outstanding	Available
Unsecured federal funds agreements	$95,000	$—	$95,000
Repurchase lines of credit	35,000	—	35,000
Borrowings from FHLB	241,918	67,000	174,918
Borrowings from Federal Reserve Bank	255,916	—	255,916
Total	$627,834	$67,000	$560,834

Asset Quality[1]	9/30/2023	12/31/2022
Community Banking
Total loans	$1,246,553	$1,160,454
Nonaccrual loans	$465	$115
Impaired loans	n/a	$823

Allowance for credit losses (ACL)	$15,859	$14,513
Nonaccrual loans to total loans	0.04%	0.01%
ACL to total loans	1.27%	1.25%
ACL to nonaccrual loans	3,410.54%	12,620.00%
Annualized year-to-date net (recoveries) charge-offs to average loans	(0.01)%	0.02%

Mortgage Banking[2]
Total loans	$-	$707
Nonaccrual loans	$-	$149
ACL	$-	$36
Nonaccrual loans to total loans	-%	21.07%
ACL to total loans	-%	5.09%
ACL to nonaccrual loans	-%	24.16%
Annualized year-to-date net charge-offs to average loans	-%	-%

Consumer Finance
Total loans	$471,176	$474,557
Nonaccrual loans	$911	$925
Repossessed assets	$580	$352
ACL	$24,389	$25,969
Nonaccrual loans to total loans	0.19%	0.19%
ACL to total loans	5.18%	5.47%
ACL to nonaccrual loans	2,677.17%	2,807.46%
Annualized year-to-date net charge-offs to average loans	1.75%	0.59%

________________________

1	Current period balances and ratios presented based upon current, post-CECL implementation GAAP whereas prior period balances and ratios presented based upon the applicable GAAP at that time.
2	All loans have been transferred to the community banking segment. Total loans does not include loans held for sale.

	For The		For The
	Quarter Ended		Nine Months Ended
Other Performance Data	9/30/2023	9/30/2022	9/30/2023	9/30/2022
Net Income (Loss):
Community Banking	$5,685	$5,421	$17,742	$13,754
Mortgage Banking	(5)	24	568	1,672
Consumer Finance	682	1,779	2,261	6,036
Other[1]	(585)	(679)	(1,913)	(2,399)
Total	$5,777	$6,545	$18,658	$19,063

Net income attributable to C&F Financial Corporation	$5,789	$6,480	$18,536	$18,851

Earnings per share - basic and diluted	$1.71	$1.85	$5.41	$5.34
Weighted average shares outstanding - basic and diluted	3,391,624	3,511,326	3,426,845	3,531,064

Annualized return on average assets	0.96%	1.12%	1.04%	1.10%
Annualized return on average equity	11.28%	13.20%	12.22%	12.63%
Annualized return on average tangible common equity[2]	13.19%	15.35%	14.18%	14.67%
Dividends declared per share	$0.44	$0.42	$1.32	$1.22

Mortgage loan originations - Mortgage Banking	$129,658	$184,282	$400,559	$585,258
Mortgage loans sold - Mortgage Banking	140,214	193,838	389,465	632,131

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1	Includes results of the holding company that are not allocated to the business segments and elimination of inter-segment activity.
2	For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

Market Ratios	9/30/2023	12/31/2022
Market value per share	$53.60	$58.27
Book value per share	$59.11	$56.27
Price to book value ratio	0.91	1.04
Tangible book value per share[1]	$51.22	$48.54
Price to tangible book value ratio[1]	1.05	1.20
Price to earnings ratio (ttm)	7.89	7.00

________________________

[1]	For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

			Minimum Capital
Capital Ratios	9/30/2023	12/31/2022	Requirements[3]
C&F Financial Corporation[1]
Total risk-based capital ratio	14.8%	15.4%	8.0%
Tier 1 risk-based capital ratio	12.5%	12.8%	6.0%
Common equity tier 1 capital ratio	11.2%	11.4%	4.5%
Tier 1 leverage ratio	10.0%	9.9%	4.0%

C&F Bank[2]
Total risk-based capital ratio	14.0%	14.2%	8.0%
Tier 1 risk-based capital ratio	12.7%	12.9%	6.0%
Common equity tier 1 capital ratio	12.7%	12.9%	4.5%
Tier 1 leverage ratio	10.1%	9.9%	4.0%

________________________

[1]

The Corporation, a small bank holding company under applicable regulations and guidance, is not subject to the minimum regulatory capital regulations for bank holding companies. The regulatory requirements that apply to bank holding companies that are subject to regulatory capital requirements are presented above, along with the Corporation’s capital ratios as determined under those regulations.

[2]	All ratios at September 30, 2023 are estimates and subject to change pending regulatory filings. All ratios at December 31, 2022 are presented as filed.
[3]	The ratios presented for minimum capital requirements are those to be considered adequately capitalized.

	For The Quarter Ended		For The Nine Months Ended
	9/30/2023	9/30/2022	9/30/2023	9/30/2022
Reconciliation of Certain Non-GAAP Financial Measures
Return on Average Tangible Common Equity
Average total equity, as reported	$204,840	$198,363	$203,606	$201,181
Average goodwill	(25,191)	(25,191)	(25,191)	(25,191)
Average other intangible assets	(1,507)	(1,781)	(1,572)	(1,857)
Average noncontrolling interest	(484)	(525)	(668)	(769)
Average tangible common equity	$177,658	$170,866	$176,175	$173,364

Net income	$5,777	$6,545	$18,658	$19,063
Amortization of intangibles	69	75	205	224
Net income (loss) attributable to noncontrolling interest	12	(65)	(122)	(212)
Net tangible income attributable to C&F Financial Corporation	$5,858	$6,555	$18,741	$19,075

Annualized return on average tangible common equity	13.19%	15.35%	14.18%	14.67%

Fully Taxable Equivalent Net Interest Income[1]
Interest income on loans	$28,369	$23,159	$81,845	$65,566
FTE adjustment	54	41	154	110
FTE interest income on loans	$28,423	$23,200	$81,999	$65,676

Interest income on securities	$2,938	$2,646	$9,048	$6,362
FTE adjustment	196	110	541	293
FTE interest income on securities	$3,134	$2,756	$9,589	$6,655

Total interest income	$31,686	$26,326	$91,729	$72,949
FTE adjustment	250	151	695	403
FTE interest income	$31,936	$26,477	$92,424	$73,352

Net interest income	$24,462	$24,380	$73,765	$67,487
FTE adjustment	250	151	695	403
FTE net interest income	$24,712	$24,531	$74,460	$67,890

________________________

1	Assuming a tax rate of 21%.

	9/30/2023	12/31/2022
Tangible Book Value Per Share
Equity attributable to C&F Financial Corporation	$199,762	$195,634
Goodwill	(25,191)	(25,191)
Other intangible assets	(1,475)	(1,679)
Tangible equity attributable to C&F Financial Corporation	$173,096	$168,764

Shares outstanding	3,379,619	3,476,614

Book value per share	$59.11	$56.27
Tangible book value per share	$51.22	$48.54